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                                                                 EXHIBIT 99.2


      CARDINAL PARAGON, INC.





April 27, 2006                                             CONFIDENTIAL


Don Marsh
Chairman and Chief Executive Officer
c/o Alon Neches, Vice President
Merrill Lynch & Co.
Four World Financial Center, 30th Floor
New York, NY 10080

Dear Mr. Marsh:

     On behalf of our respective firms, Cardinal Paragon, Inc. ("Cardinal") and Drawbridge Special Opportunities Advisors LLC ("Drawbridge") we are submitting the following proposal regarding the potential acquisition of Marsh, Inc. (the "Company").

     We understand from the press reports that you have entered into a Letter of Intent with Sun Capital Partners regarding a merger of the Company. Nothing in this letter is intended to cause the Company to breach the terms of any agreement it may have reached.

     As you know, we have expended considerable time and effort in our pursuit of this opportunity. We propose an all cash purchase price of $13.625 for each Marsh Class A and Class B share outstanding. We would contemplate that any and all in-the-money options would be purchased for cash net of exercise price, and that all out-of-the-money options would be cancelled.

     As initially indicated, we strongly believe that the Company is a valuable franchise which has the capacity to thrive and deliver significant shareholder value as a private company. Despite recent declines in operating cash flows, we believe the fundamental value of the Company has not been diminished and are highly confident that we can deliver a fully-executed definitive merger agreement to the Company within 15 days. Our proposed offer provides shareholders with a significant premium to the Company's most recent closing price as well as a significant premium to the purchase price reported in the press.

     As you know, we have made a substantial investment in our due diligence efforts to date. We would like to discuss with you immediately whatever actions you and we can take if you are interested in the value above and given any agreement you may have already signed. Our team is well underway in its effort to complete a comprehensive due diligence review of the Company, during which time we need to also work with the Company, its management, advisors and Board of Directors to reach a definitive merger and related agreements on customary terms.

     Finally, it is important to note that Cardinal and Drawbridge have significant transactional history together. Most recently, Cardinal and Drawbridge jointly funded a $200 million off-balance sheet financing for a major East Coast supermarket chain. Cardinal and Drawbridge have discretionary, committed capital to execute the proposed acquisition without any contingency for financing.


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         If you have any questions about this proposal or would like to discuss it further, please do not hesitate to contact Steve Tagtmeier at (214) 360-1836. We are prepared to move expeditiously and, given our significant work on the Company's public and confidential information to date, we fully expect to complete our diligence in the 15 day period referenced above.

         This letter is an indication of interest only and does not create any binding agreement or commitment of any kind. No binding obligation on the part of Cardinal or Drawbridge will be created until the execution of definitive documentation with respect to a transaction. The existence and terms of our proposal are confidential and, unless required by law, may not be disclosed publicly or otherwise without our prior written consent.

         We ask that you immediately share the contents of this letter with the members of your Board of Directors and reply to us promptly. It is not currently our intention to make any public announcement regarding this proposal.

         Thank you in advance for your consideration. We look forward to the opportunity to discuss our proposal in greater detail with you, your board, and your advisors.


Sincerely,


CARDINAL PARAGON, INC.


By:  /s/ Gil J. Besing
     -------------------------------
     Gil J. Besing
     Chief Executive Officer



DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC


By:   /s/ Peter L. Briger, Jr.
      ---------------------------------------
      Peter L. Briger, Jr.
      Chief Executive Officer


cc:   Tracy Aronson Schwartz, Merrill Lynch & Co.





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ABOUT CARDINAL PARAGON INC. AND CARDINAL CAPITAL PARTNERS

Cardinal Paragon, Inc. is a middle market private equity firm focused on real estate intensive companies in retail, restaurant, manufacturing, and distribution businesses.

Cardinal Capital Partners is an international real estate investment firm founded in 1988 with portfolio acquisitions exceeding $5 billion. Cardinal Capital Partners is recognized as one of the largest principals in the corporate sale-leaseback industry and has completed transactions with over 50 public and private companies involving real estate in 40 states, the U.K. and 4 European countries. Cardinal Capital Partners' principals are major investors in Cardinal Paragon, Inc., the private equity firm referenced above.


ABOUT DRAWBRIDGE SPECIAL OPPORTUNITIES

Drawbridge Special Opportunities Funds are managed by Drawbridge Special Opportunities Advisors LLC, an affiliate of Fortress Investment Group, a global alternative investment and asset management firm founded in 1998 with in excess of $20 billion in equity capital currently under management. Headquartered in New York, Fortress has offices in Dallas, London, Rome, Frankfurt, Sydney and Toronto, employs over 390 people, and its principals have made 63 private equity investments with a total enterprise value of $35 billion. Drawbridge in particular has approximately $4 billion in equity under management and has made a significant number of debt and equity investments in a variety of industries, including supermarkets and convenience stores.





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